Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215842 on Form S-8 of our report dated March 30, 2017, relating to the combined and consolidated financial statements and financial statement schedule of Invitation Homes appearing in this Annual Report on Form 10-K of Invitation Homes Inc. for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 30, 2017